Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 26, 2012, relating to the consolidated financial statement of Microsoft Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2012, our report dated June 27, 2012, appearing in the Annual Report on Form 11-K of Microsoft Corporation Savings Plus 401(k) Plan for the year ended December 31, 2011, and our report dated March 29, 2012, appearing in the Annual Report on Form 11-K of Microsoft Corporation 2003 Employee Stock Purchase Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

December 28, 2012